SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 20, 2004

THE THAXTON GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

South Carolina

(State or Other Jurisdiction of Incorporation)

000-27086	57-0669498
(Commission File Number)	(I.R.S. Employer Identification No.)

1524 Pageland Highway, Lancaster, South Carolina	29720
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (803) 285-4337

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities and Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

The Thaxton Group, Inc. (the “Company”) has consummated the below described transactions. As previously discussed, the net proceeds from these transactions, as described below, are being placed into escrow because of the dispute in the bankruptcy proceedings regarding Finova’s claims.

Sale of North Carolina and Virginia Tico Operations

After obtaining the approval of the Bankruptcy Court, the Company consummated the sale of substantially all of its North Carolina and Virginia consumer loan receivables regarding its TICO business to Commonwealth Finance, LLC, a Virginia limited liability company and KR Finance, LLC, a North Carolina limited liability company, as of August 20, 2004. The transaction included the assumption of certain of TICO’s branch location real property leases in North Carolina and Virginia and the purchase of certain equipment. As disclosed in the Company’s bankruptcy filings, one of the principals of Commonwealth is Scott Johnson, who, until the closing of the sale, was a Thaxton employee.

The gross proceeds from the sale before deducting various holdbacks and certain fees and expenses were approximately $5.6 million. The proceeds placed into escrow to be credited against the Company’s stated indebtedness to Finova were approximately $4.9 million.

Sale of Certain South Carolina Tico Operations

After obtaining the approval of the Bankruptcy Court, the Company consummated the sale of certain of its South Carolina consumer loan receivables regarding its TICO business to Pioneer Credit Company, a Tennessee corporation, as of August 31, 2004. A second closing regarding this transaction occurred in September 2004, that caused this transaction to include the assumption of certain of TICO’s branch location real property leases in South Carolina and the purchase of certain equipment.

The gross proceeds from the sale before deducting various holdbacks and certain fees and expenses were approximately $4.5 million. The proceeds placed into escrow to be credited against the Company’s stated indebtedness to Finova were approximately $4.0 million.

Sale of Certain South Carolina Tico Operations

After obtaining the approval of the Bankruptcy Court, the Company consummated the sale of certain of its South Carolina consumer loan receivables regarding its TICO business to Republic Finance, LLC, a Louisiana limited liability company, as of August 31, 2004. A second closing occurred in September 2004, that caused this transaction to include the assumption of certain of TICO’s branch location real property leases in South Carolina and the purchase of certain equipment.

The gross proceeds from the sale before deducting various holdbacks and certain fees and expenses were approximately $4.7 million. The proceeds placed into escrow to be credited against the Company’s stated indebtedness to Finova were approximately $4.1 million.

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Sale of Alabama and Georgia Tico Operations

After obtaining the approval of the Bankruptcy Court, the Company consummated the sale of substantially all of its Alabama and Georgia consumer loan receivables regarding its TICO business to Pioneer Credit Company, a Tennessee corporation, as of August 31, 2004. A second closing regarding this transaction occurred in September 2004, that caused this transaction to include the assumption of certain of TICO’s branch location real property leases in Alabama and Georgia and the purchase of certain equipment.

The gross proceeds from the sale before deducting various holdbacks and certain fees and expenses were approximately $1.7 million. The proceeds placed into escrow to be credited against the Company’s stated indebtedness to Finova were approximately $1.3 million.

Sale of Insurance Agency Operations

After obtaining the approval of the Bankruptcy Court, the Company consummated the sale of its insurance agency business to Prestige Insurance Agency, Inc., a North Carolina corporation and KWT Insurance Agency, Inc., a North Carolina corporation, as of August 31, 2004. The transaction included the assumption of real property leases and the purchase of certain equipment. As disclosed in the Company’s bankruptcy filings, one of the principals of KWT is Bill Thaxton, the brother of Jim Thaxton, the Company’s former President and CEO. Until the closing of the sale, Bill Thaxton was a Thaxton employee.

The total purchase price for these insurance agencies was $3.0 million. Of this purchase price, $1.4 million was paid in cash on September 14, 2004, and $1.6 million was paid by delivery of a note. On September 15, 2004, the Company received a payment under the note in the amount of $803,435.16 (which included accrued interest from August 31, 2004) that was due on September 15, 2004. The proceeds that were placed into escrow as of September 15, 2004, to be credited against the Company’s stated indebtedness to Finova were approximately $ 2.3 million.Assuming that the above referenced note is paid in full, it is expected that the total proceeds for this transaction placed into escrow to be credited against the Company’s stated indebtedness to Finova will be approximately $ 3.0 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

THE THAXTON GROUP, INC.

By:	/s/ Robert R. Dunn
Robert R. Dunn
President and Chief Restructuring Officer

Dated: September 27, 2004

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